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                                   EXHIBIT 15

                                  SENECA FUNDS

                             ADMINISTRATIVE SHARES

                                    FORM OF
                         DISTRIBUTION PLAN PURSUANT TO
              RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

                               February   , 1996

                                    RECITALS

        A. Seneca Funds, a Delaware business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company.

        B. The Trust is comprised of the separate series identified on Schedule A hereto, each of which is a separate pool of assets with its own investment policies (each, a "Fund") and shares of which are currently divided into two separate classes, Administrative Shares and Institutional Shares. The Trust may create additional Funds in the future.

        C. On behalf of each Fund, the Trust wishes to adopt a Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") under which the Trust may provide direct or indirect financing for activities that may be deemed to be intended to result in the sale of Administrative Shares of such Fund.

        D. The Trustees of the Trust have requested and evaluated such information as they deemed necessary to make an informed determination of whether the Plan should be implemented as to each Fund, have considered such factors as they deemed necessary to form the basis for a decision to use assets of such Fund for the purposes described in this Plan, and have determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit each Fund and the holders of the Administrative Shares of each Fund.

        NOW, THEREFORE, the Trust hereby adopts this Plan as to the Administrative Shares of each Fund in accordance with Rule 12b-1 under the 1940 Act.

1. DISTRIBUTION AGREEMENT; SERVICES. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, one or more written agreements with Genesis Merchant Group Securities, L.P. ("GMG Securities") and/or Seneca Distributors, LLC ("Seneca Distributors"; together with GMG Securities, the "Distributors") in substantially the form attached hereto or in any form duly approved by the Trustees and consistent with the terms of this Plan (each, a "Distribution Agreement"). Pursuant to any such Distribution Agreement, as to each Fund to which such Distribution Agreement applies, a Distributor shall be engaged and authorized to


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perform or procure from third parties the performance of all or some of the following "Services":

        a. ongoing servicing and/or maintenance of the accounts of beneficial owners of Administrative Shares ("Shareholder Services"), including responding to inquiries from prospective investors in Administrative Shares regarding the Funds and services to holders of Administrative Shares, not otherwise required to be provided by the Trust's custodian, transfer agent, or administrator;

        b. services primarily intended to result in, or primarily attributable to, the sale of Administrative Shares ("Distribution Services"), including (i) printing and distributing to prospective investors in Administrative Shares prospectuses and statements of additional information describing the Funds and the Administrative Shares, (ii) preparing (including printing) and distributing sales literature, reports and media advertisements relating to Administrative Shares, (iii) distributing Administrative Shares,
(iv) incurring expenses relating to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising, as well as related travel and entertainment expenses, and (v) incurring expenses involved in obtaining information, analyses and reports as to marketing and promotional activities that the Funds may, from time to time, deem advisable.

        c. other services related to Administrative Shares, including establishing and maintaining accounts and records on behalf of holders of Administrative Shares, processing purchase, redemption, and exchange transactions in Administrative Shares, and other, similar services not otherwise required to be provided by the Trust's transfer agent, custodian, or administrator ("Administrative Services").

2.      PAYMENTS FOR SERVICES.

        a. Pursuant to the Distribution Agreements, the Trust may pay the Distributors, in the aggregate, a fee at an annual rate of up to 0.25% of the value of the average daily net assets of the Administrative Shares; in no event shall the aggregate payments to all Distributors for Services under this Plan exceed such annual rate. Fees to be paid under the Distribution Agreements shall be calculated monthly and paid quarterly as to each Fund.

        b. Payments under this Plan are not tied exclusively to the expenses actually incurred by a Distributor in performing or procuring the Services and the payments may exceed such actual expenses. Further, any portion of any fee paid to a Distributor or to any of its affiliates by the Trust, or any of their past profits or other revenue, may be used in such Distributor's or affiliate's sole discretion to provide Services to holders of any Administrative Shares of Fund or to foster the distribution of Administrative Shares of any Fund.

        c. The fee provided above will be paid by the Trust to each Distributor as to Administrative Shares of each Fund unless and until either this Plan or the Distribution Agreement between the Trust and such Distributor as to such Fund is terminated or not


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renewed. If either this Plan or a Distribution Agreement is terminated or not renewed as to any Fund, any expenses incurred by the Distributor involved and otherwise intended to be compensated pursuant to this Plan shall remain the sole responsibility and liability of such Distributor and shall not be obligations of the Trust.

3. APPROVAL OF PLAN. Neither this Plan nor any related Distribution Agreement shall take effect as to any Fund until approved by vote of a majority of (i) the outstanding Administrative Shares of such Fund (which may be the initial sole shareholder of such Fund), (ii) the Trustees, and (iii) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

4. CONTINUANCE OF PLAN. This Plan shall continue in full force and effect as to the Administrative Shares of each Fund for so long as such continuance is specifically approved at least annually by a vote of a majority of (i) the Trustees and (ii) the Independent Trustees cast in person at a meeting called for the purpose of voting on this Plan. The Trustees will evaluate the appropriateness of continuing this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Services provided by the Distributors and the amounts paid to Distributors under this Plan.

5. TERMINATION. This Plan may be terminated at any time as to any Fund without penalty by vote of a majority of the Independent Directors or by vote of a majority of the outstanding Administrative Shares of such Fund.

6. AMENDMENTS. This Plan may not be amended to increase materially the amount of fees provided for in SECTION hereof as to any Fund unless such amendment is approved by a vote of a majority of the outstanding Administrative Shares of such Fund, and may not be amended in any other material respect unless approved in the manner provided for approval and annual renewal in SECTION above.

7. INDEPENDENT TRUSTEES. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of Trustees then in office who are Independent Trustees.

8. REPORTS. In each year in which this Plan remains in effect as to a Fund, each Distributor and each other person who may be authorized to direct the disposition of monies paid or payable under this Plan or any Distribution Agreement shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended by such Distributor as to the Administrative Shares of such Fund under this Plan and the relevant Distribution Agreement and the purposes for which such expenditures were made. In making such report, each Distributor is expressly authorized to include as expenditures (i) an allocation of telephone, office and other overhead expenses related to providing the Services hereunder, and (ii) payments to, or reimbursements of expenses of, persons who provide support services in connection with the provision of the Services.


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9.      DEFINITIONS. As used in this Plan, the terms "majority of the
Administrative Shares" shall have the same meaning as to the Administrative Shares of each Fund as the term "majority of the outstanding voting securities" has in the 1940 Act. The term "interested person" shall have the meaning given in the 1940 Act.

10. RECORDS. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant hereto for a period of not less than six (6) years from the date of this Plan, the related agreement or the report, the first two years in an easily accessible place.

11. SEVERABILITY. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan shall not be affected thereby.

12. EFFECTIVENESS. This Plan will become effective as to each Fund as of the date such Fund first commences its investment operations.

               IN WITNESS WHEREOF, the Trust has executed this Plan on the day and year first set forth above.

                                             SENECA FUNDS


                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

Attest:
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